EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2019 RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.1375

Selected Highlights

•	Third quarter net income of $1.2 million ($0.02 per share) and Operating EBITDA* of $50.8 million
•	Nine months ended September 30, 2019 net income of $63.1 million ($0.96 per share) and Operating EBITDA of $244.6 million

NEW YORK, NY, October 31, 2019 ‑ Mercer International Inc. (Nasdaq: MERC) today reported third quarter 2019 Operating EBITDA decreased to $50.8 million from $86.7 million in the third quarter of 2018 and from $70.0 million in the second quarter of 2019. In the third quarter of 2019, net income was $1.2 million, or $0.02 per share, compared to $41.2 million, or $0.63 per share, in the third quarter of 2018 and $10.3 million, or $0.16 per share in the second quarter of 2019.

In the first nine months of 2019, Operating EBITDA modestly declined to $244.6 million from $246.5 million in the same period of 2018. In the first nine months of 2019, net income was $63.1 million compared to $83.6 million in the same period of 2018.

Mr. David M. Gandossi, the Chief Executive Officer, stated: "Our third quarter results reflect continuing weakness in the pulp markets. High producer inventories, particularly of hardwood pulp, resulted in pricing pressure through most of the third quarter. However, late in the quarter we saw softwood producer inventories begin to fall and demand began to increase in China. We have announced an NBSK price increase of $10 per tonne for October in China.

Our mills ran well this quarter as we head into a heavy maintenance quarter in the fourth quarter, where three of our pulp mills will have annual maintenance shutdowns."

____________________

*Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States ("GAAP") and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 6 of the financial tables included in this press release for a reconciliation of net income to Operating EBITDA.

Consolidated Financial Results: Impacted by lower product sales realizations

	Q3	Q2	Q3	YTD	YTD
	2019	2019	2018	2019	2018
	(in thousands, except per share amounts)
Revenues	$383,536	$425,753	$331,058	$1,293,239	$1,045,493
Operating income	$18,747	$37,810	$63,346	$150,109	$176,870
Operating EBITDA	$50,799	$69,958	$86,656	$244,556	$246,513
Loss on settlement of debt	$—	$—	$—	$—	$(21,515)	(1)
Legal cost award	$—	$—	$—	$—	$(6,951)
Net income	$1,207	$10,259	$41,176	$63,082	$83,580
Net income per common share
Basic	$0.02	$0.16	$0.63	$0.96	$1.28
Diluted	$0.02	$0.16	$0.63	$0.96	$1.27

______________

(1)	Redemption of 7.75% senior notes due 2022.

In the third quarter of 2019 our operating EBITDA decreased to $50.8 million from $70.0 million in the second quarter of 2019, and from $86.7 million in the same quarter of 2018. The decrease in the current quarter compared to the prior quarter is primarily due to lower pulp sales realizations only partially being offset by lower per unit fiber costs and the positive impact of a stronger dollar compared to the euro on the dollar denominated cash and receivables held at the German mills. Compared to the same quarter of 2018 lower pulp and lumber sales realizations were partially offset by lower per unit fiber costs and higher sales volumes.

Segment Results

Pulp: Strong sales volumes and lower fiber costs more than offset by lower sales realizations

	Three Months Ended September 30
	2019	2018
	(in thousands)
Pulp revenues	$322,707	$274,970
Energy and chemical revenues	$22,353	$17,999
Operating income	$21,386	$68,794

In the third quarter of 2019 pulp segment operating income decreased to $21.4 million from $68.8 million in the same quarter of 2018. The decrease was primarily due to lower pulp sales realizations partially offset by higher sales volumes and lower per unit fiber costs. In the current quarter of 2019, the NBSK pulp realized sales price decreased by approximately 29% to $609 per ADMT from $852 per ADMT in the same quarter of the prior year due to high producer inventory levels. NBSK sales volumes increased by approximately 41% to 451,171 ADMTs in the current quarter from 319,850 ADMTs in the same quarter of 2018 due to the inclusion of Mercer Peace River Pulp Ltd. ("MPR") and strong sales volumes to China.

As a result of a decline in pulp sales realizations in the current quarter of 2019, we recorded a write down of our inventory carrying values at our Canadian mills of $6.9 million.

In the current quarter of 2019, we received German regulatory approval to reverse a wastewater fee accrual of $7.2 million as a result of certain capital projects.

Per unit fiber costs decreased in the current quarter by approximately 14% from the same quarter of 2018 due to lower per unit fiber costs for our German mills and the positive impact of a stronger dollar on our euro and Canadian dollar denominated fiber costs. In Germany, fiber costs benefitted from the continuing availability of beetle damaged wood. Fiber costs in Canada remained at high levels due to strong fiber demand in Celgar's fiber procurement basket.

Wood Products: Lower fiber costs partially offset by lower lumber sales realizations

	Three Months Ended September 30,
	2019	2018
	(in thousands)
Lumber revenues	$32,687	$34,270
Energy revenues	$1,621	$1,978
Wood residual revenues	$2,150	$1,841
Operating income (loss)	$544	$(1,770)

In the third quarter of 2019 wood products segment operating income increased to $0.5 million compared to an operating loss of $1.8 million in the same quarter of 2018. The increase was primarily due to lower per unit fiber costs partially offset by lower lumber sales realizations. In the current quarter per unit fiber costs decreased by approximately 34% from the same quarter of 2018 primarily as a result of the availability of beetle damaged wood. Average lumber sales realizations decreased by approximately 18% to $337 per Mfbm in the third quarter of 2019 from approximately $409 per Mfbm in the same quarter of 2018 primarily due to lower pricing in both the U.S. and Europe. U.S lumber pricing declined as a result of high producer inventory levels. European lumber pricing declined due to an increase in the supply of lumber processed from beetle damaged wood which generally obtains lower prices.

Consolidated –Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Total revenues for the nine months ended September 30, 2019 increased by approximately 24% to $1,293.2 million from $1,045.5 million in the nine months ended September 30, 2018 primarily due to the inclusion of the results of MPR and higher pulp and energy sales volumes partially offset by lower sales realizations.

Costs and expenses in the nine months ended September 30, 2019 increased by approximately 32% to $1,143.1 million from $868.6 million in the nine months ended September 30, 2018 primarily due to the inclusion of MPR and higher pulp sales volumes partially offset by lower per unit fiber and maintenance costs and the positive impact of a stronger dollar on our euro denominated costs and expenses.

For the nine months ended September 30, 2019, our net income decreased to $63.1 million, or $0.96 per share from $83.6 million, or $1.28 per basic and $1.27 per diluted share in the same period of 2018, after giving effect to costs of $28.5 million, or $0.44 per basic and $0.43 per diluted share, for the redemption of our 2022 senior notes in January, 2019 and a legal cost award.

In the nine months ended September 30, 2019, Operating EBITDA modestly declined to $244.6 million from $246.5 million in the same period of 2018 primarily due to lower pulp and lumber sales realizations partially offset by higher pulp and energy sales volumes, lower per unit fiber and maintenance costs, the inclusion of MPR and the positive impact of a stronger dollar on our euro denominated costs and expenses.

Outlook

We currently expect NBSK pulp markets to stabilize in the later part of the year due to lower producer inventories as a result of producer downtime along with steady demand. We currently expect lumber pricing to also stabilize in the later part of the year due to sawmill curtailments in Canada and steady U.S. and European demand.

In the fourth quarter of 2019, we have three of our pulp mills down for scheduled maintenance downtime totaling 53 days or approximately 83,000 ADMTs.

Quarterly Dividend

A quarterly dividend of $0.1375 per share will be paid on December 19, 2019 to all shareholders of record on December 12, 2019. Future dividends will be subject to Board approval and may be adjusted as business and industry conditions warrant.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for November 1, 2019 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for 30 days over the Internet at https://edge.media-server.com/mmc/p/k576r6r3 or through a link on the company's home page at https://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as "expects", "anticipates", "projects", "intends", "designed", "will", "believes", "estimates", "may", "could" and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Executive Chairman

(604) 684-1099

David M. Gandossi

Chief Executive Officer

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

Summary Financial Highlights

	Q3	Q2	Q3	YTD	YTD
	2019	2019	2018	2019	2018
	(in thousands, except per share amounts)
Pulp segment revenues	$345,060	$384,799	$292,969	$1,166,333	$898,836
Wood products segment revenues	36,458	39,452	38,089	120,349	146,657
Corporate and other revenues	2,018	1,502	—	6,557	—
Total revenues	$383,536	$425,753	$331,058	$1,293,239	$1,045,493

Pulp segment operating income	$21,386	$42,251	$68,794	$157,157	$179,824
Wood products segment operating income (loss)	544	(89)	(1,770)	2,075	5,534
Corporate and other operating loss	(3,183)	(4,352)	(3,678)	(9,123)	(8,488)
Total operating income	$18,747	$37,810	$63,346	$150,109	$176,870

Pulp segment depreciation and amortization	$29,744	$29,849	$20,802	$87,616	$63,452
Wood products segment depreciation and amortization	2,016	2,010	2,395	5,937	5,860
Corporate and other depreciation and amortization	292	289	113	894	331
Total depreciation and amortization	$32,052	$32,148	$23,310	$94,447	$69,643

Operating EBITDA	$50,799	$69,958	$86,656	$244,556	$246,513
Loss on settlement of debt	$—	$—	$—	$—	$(21,515)	(1)
Legal cost award	$—	$—	$—	$—	$(6,951)
Provision for income taxes	$(244)	$(10,433)	$(10,182)	$(35,101)	$(28,224)
Net income	$1,207	$10,259	$41,176	$63,082	$83,580
Net income per common share
Basic	$0.02	$0.16	$0.63	$0.96	$1.28
Diluted	$0.02	$0.16	$0.63	$0.96	$1.27
Common shares outstanding at period end	65,629	65,629	65,202	65,629	65,202

______________

(1)	Redemption of 7.75% senior notes due 2022.

(1)

Summary Operating Highlights

	Q3		Q2		Q3	YTD		YTD
	2019		2019		2018	2019		2018
Pulp Segment
Pulp production ('000 ADMTs)
NBSK	441.7		452.8		363.5	1,355.1		1,037.7
NBHK	75.3		89.4			243.3
Annual maintenance downtime ('000 ADMTs)	14.1		7.5		14.4	21.6		69.9
Annual maintenance downtime (days)	13		15		14	28		51
Pulp sales ('000 ADMTs)
NBSK	451.2		438.5		319.9	1,356.6		1,025.2
NBHK	91.0		81.5			260.4
Average NBSK pulp list prices ($/ADMT)(1)
Europe	860		997		1,230	987		1,176
China	585		653		887	649		902
North America	1,170		1,292		1,377	1,281		1,307
Average NBHK pulp list prices ($/ADMT)(1)
China	507		635		800	609		799
North America	970		1,100		1,192	1,083		1,131
Average pulp sales realizations ($/ADMT)(2)
NBSK	609		699		852	689		817
NBHK	499		618			589
Energy production ('000 MWh)	572.5	(3)	575.4	(3)	388.0	1,708.3	(3)	1,120.7
Energy sales ('000 MWh)	224.7	(3)	231.9	(3)	141.0	668.4	(3)	401.3
Average energy sales realizations ($/MWh)	89		93		105	92		105

Wood Products Segment
Lumber production (MMfbm)	96.6		100.8		79.5	308.0		294.1
Lumber sales (MMfbm)	97.0		101.5		83.8	307.7		312.0
Average lumber sales realizations ($/Mfbm)	337		348		409	348		421
Energy production and sales ('000 MWh)	13.9		24.1		16.4	60.4		62.5
Average energy sales realizations ($/MWh)	116		116		121	117		128

Average Spot Currency Exchange Rates
$ / €(4)	1.1120		1.1237		1.1629	1.1234		1.1945
$ / C$(4)	0.7573		0.7475		0.7651	0.7523		0.7767

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(1)	Source: RISI pricing report.
(2)	Sales realizations after customer discounts, rebates and other selling concessions. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Excludes energy production and sales relating to our 50% joint venture interest in the Cariboo mill which is accounted for as an equity investment.
(4)	Average Federal Reserve Bank of New York Noon Buying Rates over the reporting period.

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Revenues	$383,536	$331,058	$1,293,239	$1,045,493
Costs and expenses
Cost of sales, excluding depreciation and amortization	314,894	230,009	994,360	755,428
Cost of sales depreciation and amortization	31,934	23,197	94,108	69,312
Selling, general and administrative expenses	17,961	14,506	54,662	43,883
Operating income	18,747	63,346	150,109	176,870
Other income (expenses)
Interest expense	(18,183)	(11,729)	(55,103)	(35,972)
Loss on settlement of debt	—	—	—	(21,515)
Legal cost award	—	—	—	(6,951)
Other income (expenses)	887	(259)	3,177	(628)
Total other expenses, net	(17,296)	(11,988)	(51,926)	(65,066)
Income before provision for income taxes	1,451	51,358	98,183	111,804
Provision for income taxes	(244)	(10,182)	(35,101)	(28,224)
Net income	$1,207	$41,176	$63,082	$83,580
Net income per common share
Basic	$0.02	$0.63	$0.96	$1.28
Diluted	$0.02	$0.63	$0.96	$1.27
Dividends declared per common share	$0.1375	$0.1250	$0.4000	$0.3750

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MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$264,899	$240,491
Accounts receivable	228,154	252,692
Inventories	269,443	303,813
Prepaid expenses and other	20,512	13,703
Total current assets	783,008	810,699
Property, plant and equipment, net	1,009,639	1,029,257
Investment in joint ventures	55,382	62,574
Intangible assets, net	53,442	53,927
Operating lease right-of-use assets	13,054	—
Other long-term assets	32,220	17,904
Deferred income tax	2,908	1,374
Total assets	$1,949,653	$1,975,735
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$203,279	$194,484
Pension and other post-retirement benefit obligations	778	904
Total current liabilities	204,057	195,388
Debt	984,087	1,041,389
Pension and other post-retirement benefit obligations	26,534	25,829
Finance lease liabilities	21,677	24,669
Operating lease liabilities	10,631	—
Other long-term liabilities	13,423	13,924
Deferred income tax	97,857	93,107
Total liabilities	1,358,266	1,394,306
Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized; 65,629,000 issued and outstanding (2018 – 65,202,000)	65,598	65,171
Additional paid-in capital	343,994	342,438
Retained earnings	338,116	301,990
Accumulated other comprehensive loss	(156,321)	(128,170)
Total shareholders’ equity	591,387	581,429
Total liabilities and shareholders’ equity	$1,949,653	$1,975,735

(4)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Cash flows from (used in) operating activities
Net income	$1,207	$41,176	$63,082	$83,580
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	32,052	23,310	94,447	69,643
Deferred income tax provision (benefit)	(1,706)	1,314	2,359	7,330
Loss on settlement of debt	—	—	—	21,515
Defined benefit pension plans and other post-retirement benefit plan expense	866	423	2,582	1,294
Stock compensation expense	1,179	970	2,036	2,922
Foreign exchange transaction losses (gains)	(8,873)	40	369	564
Other	2,887	844	11,231	2,451
Defined benefit pension plans and other post-retirement benefit plan contributions	(1,200)	(19)	(2,628)	(124)
Changes in working capital
Accounts receivable	41,381	(150)	17,232	8,193
Inventories	9,242	(41,084)	22,614	(60,127)
Accounts payable and accrued expenses	(16,691)	(10,803)	(12,667)	44,130
Other	(3,483)	(5,252)	(12,889)	(8,480)
Net cash from (used in) operating activities	56,861	10,769	187,768	172,891
Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(37,049)	(26,744)	(81,417)	(71,583)
Purchase of intangible assets	(215)	(163)	(710)	(483)
Other	162	211	(181)	278
Net cash from (used in) investing activities	(37,102)	(26,696)	(82,308)	(71,788)
Cash flows from (used in) financing activities
Redemption of senior notes	—	—	—	(317,439)
Proceeds from (repayment of) revolving credit facilities, net	—	(3,443)	(58,404)	34,293
Dividend payments	(9,025)	(8,150)	(17,231)	(24,424)
Repurchase of common shares	—	—	(754)	—
Payment of debt issuance costs	(369)	—	(1,126)	(1,390)
Proceeds from government grants	147	—	6,467	—
Other	(1,735)	(944)	(8,664)	(2,563)
Net cash from (used in) financing activities	(10,982)	(12,537)	(79,712)	(311,523)
Effect of exchange rate changes on cash and cash equivalents	(1,200)	1,167	(1,340)	(8,133)
Net increase (decrease) in cash and cash equivalents	7,577	(27,297)	24,408	(218,553)
Cash and cash equivalents, beginning of period	257,322	269,482	240,491	460,738
Cash and cash equivalents, end of period	$264,899	$242,185	$264,899	$242,185

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MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following tables set forth the net income to Operating EBITDA:

	Q3	Q2	Q3	YTD	YTD
	2019	2019	2018	2019	2018
Net income	$1,207	$10,259	$41,176	$63,082	$83,580
Provision for income taxes	244	10,433	10,182	35,101	28,224
Interest expense	18,183	18,369	11,729	55,103	35,972
Loss on settlement of debt	—	—	—	—	21,515
Legal cost award	—	—	—	—	6,951
Other (income) expenses	(887)	(1,251)	259	(3,177)	628
Operating income	18,747	37,810	63,346	150,109	176,870
Add: Depreciation and amortization	32,052	32,148	23,310	94,447	69,643
Operating EBITDA	$50,799	$69,958	$86,656	$244,556	$246,513

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